CERTIFICATE OF TRUST

J.P. MORGAN ACCESS MULTI-STRATEGY FUND II

Dated as of June 16, 2011

The undersigned, the initial trustee of J.P. Morgan Access Multi-Strategy Fund II, desiring to form a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. § 3810, hereby certify as follows:

1. The name of the statutory trust is J.P. Morgan Access Multi-Strategy Fund II (the “Trust”).

2. The Trust is, or will become prior to or within 180 days following the first issuance of its beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

3. The business address of the registered office of the Trust is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

4. This Certificate of Trust shall be effective upon filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust as of this 16th day of June, 2011.

By:	/s/ Patricia A. Maleski
Patricia A. Maleski
Initial Trustee

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